EXHIBIT 99.1
PRESS RELEASE DATED JANUARY 4, 2002

[GRAPHIC OMITTED]

                           CONTACT: Salant Corporation
                                                              Tricia Osborn
                                                              212-221-7500



FOR IMMEDIATE RELEASE

                          SALANT CORPORATION ANNOUNCES
                  THE ACQUISITION OF AXIS CLOTHING CORPORATION


New York, NY, January 4, 2002 - Salant Holding Corporation a wholly owned subsidiary of Salant Corporation, announces the acquisition of Axis Menswear and certain assets of Axis Clothing Corporation, according to Michael Setola, Salant Chairman and Chief Executive Officer. Axis Clothing Corporation, a Culver City, California based company markets Better Men's Sportswear and is best know for its AXIS label distributed to upscale department and specialty stores throughout the United States and Canada.

"The acquisition of Axis represents another significant step forward for Salant in diversifying its Menswear distribution", says Mr. Setola. In January of 2001, Salant acquired Tricots St. Raphael, like Axis, also a Better Menswear Brand, as part of their plan to diversify distribution beyond its current Department Store businesses.

"We are excited to join forces with Salant," said Rick Solomon, Axis Clothing Corporation President and Chief Executive Officer." This partnership will afford us the benefit of an extensive sourcing network as well as an ability to concentrate on our aggressive growth plans for the Brands. We bring the AXIS name, our business expertise and the success of our Brands to Salant."

Richard Solomon, who will continue to lead the organization and retain his current position and responsibilities, acquired AXIS in 1990. "Rick has done a fantastic job building the AXIS brands. He runs an outstanding operation. We are proud to have Rick as our partner", said Michael Setola.

The transaction was initiated and managed by Allan Ellinger of MMG, the New York based investment banking and consulting group.

Salant Corporation markets and distributes under license agreement from Perry Ellis International, Perry Ellis menswear to major department and specialty stores in the Unites States. Perry Ellis products include Sportswear, Pants, Dress Shirts and Accessories under the Perry Ellis Collection and Perry Ellis Portfolio labels. Salant also markets Tricots St. Raphael, Library and TSR Branded products under its Tricots St. Raphael division to Better Department and Specialty Stores nationally. Most recently, Salant formalized the development of its Private Brands Division to service the mid tier and discount levels of distribution with private label design and manufacturing packages for menswear products

The Company employs more than 500 people in the US and overseas.